                                                                    Exhibit 99.1


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference should be made to the Company's audited Consolidated Financial Statements and notes thereto and related Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's annual report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on May 16, 2002.

OVERVIEW

     We rent vehicles on a daily, weekly or monthly basis to leisure and business travelers principally from on-airport or near-airport locations through Alamo and National brands, and to local customers who need replacement or daily rental vehicles from locations in neighborhood areas through the Alamo Local Market Division. We operate mainly in the United States, Europe and Canada. We generate revenue primarily from vehicle rental charges and the sale of ancillary rental products. Approximately 85% of our rental revenue is derived from vehicle rental charges with the remaining 15% derived from the sale of liability and other accident protection products, fuel usage fees, and customer convenience products including vehicle upgrades, additional or underage driver privileges, infant seat rentals, cellular phone rentals and ski rack rentals.

     Prior to June 30, 2000, we were a wholly owned subsidiary of AutoNation, Inc. ("AutoNation" or "former Parent"). AutoNation announced its intention to separate its automotive rental business from its automotive retail business in August 1999, and in September 1999, announced its intention to distribute its entire interest in us to AutoNation's stockholders on a tax-free basis (the "Distribution"). On May 31, 2000 AutoNation's board of directors approved the spin-off and set a record date of June 16, 2000 and a distribution date of June 30, 2000. The distribution occurred on June 30, 2000 at which point we became an independent, publicly owned company. In connection with the Distribution we entered into agreements with AutoNation, which provide for the separation of our business from AutoNation's and govern various interim and ongoing relationships between the companies.

CHAPTER 11 PROCEEDINGS

     On November 13, 2001, ANC Rental Corporation and certain of our direct and indirect U.S. subsidiaries (each, a "Debtor," and collectively "Debtors") filed voluntary petitions under chapter 11 of title 11, United States Code, in the United States Bankruptcy Court for the district of Delaware (Case No. 01-11200 et al., Jointly Administered). The Debtors remain in possession of their assets and properties, and continue to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code. As a debtor-in-possession, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Court approval. For example, certain types of capital expenditures, certain sales of assets and certain requests for additional financings will require approval by the Bankruptcy Court. There is no assurance that the Bankruptcy Court will grant any requests for such approvals. Subsequent to the filing of the chapter 11 petitions, we obtained several court orders that authorized us to pay certain pre-petition liabilities and take certain actions to preserve the going concern value of the business, thereby enhancing the prospects of reorganization. Our financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. As a result of the chapter 11 filing, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be settled for amounts recorded. The Debtors do not include our international operations, or insurance captive and special purpose financing entities.

     The confirmation of a plan or plans of reorganization is our primary objective. After negotiations with various parties in interest, we expect to present a plan or plans of reorganization to the Court to reorganize our business and to restructure our obligations. This plan or plans of reorganization could change the amounts reported in the financial statements and cause a material change in the carrying amount of assets and liabilities. We expect that a significant portion of the pre-petition liabilities recorded will be subject to compromise.

     The plan or plans of reorganization, when filed, will set forth the means for treating claims, including liabilities subject to compromise and interests in our company. Such means may take a number of different forms. A plan of reorganization may result in, among other things, significant dilution or elimination of certain classes of existing interests as a result of the issuance of equity securities to creditors or new investors. Other interests such as certain of the pre-petition insurance reserves may need to be addressed and resolved in the ordinary course of business as a result of needing to maintain mandatory insurance coverage or for other compelling business or legal reasons. We are in the early stages of formulating a plan of reorganization. The confirmation of any plan of reorganization will require creditor acceptance as required under the Bankruptcy Code and approval of the Bankruptcy Court.

     Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by the Debtors at the filing date, as well as most litigation pending against us, are stayed and other pre-petition contractual obligations may not be enforced against the Debtors. In addition, the Debtors have the right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these rejections may file claims with the Court. We have prepared and submitted the schedules setting forth the Debtors' assets and liabilities as of the date of the petition as reflected in our accounting records. The amounts of claims filed by creditors could be significantly different from their recorded amounts. Due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceedings in general, whether we will continue to operate under our current organizational structure, which contracts and leases will be assured or rejected, or the effect of the proceedings on our businesses of the recovery by creditors and equity holders of the Company.

     Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of our assets is compared to the liabilities and claims against us. There can be no assurance as to what value, if any, will be ascribed to our common stock in the bankruptcy proceeding.

     As a result of the bankruptcy filings and related events, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. In addition, confirmation of a plan of reorganization, or disapproval thereof, could change the amounts reported in our financial statements. The ability of the Company to continue as a going concern is dependent upon, among other things, (1) our ability to generate adequate sources of liquidity, (2) our ability to generate sufficient cash from operations, (3) the ability of our subsidiaries that are not included in the chapter 11 cases to obtain necessary financing, (4) confirmation of a plan or plans of reorganization under the Bankruptcy Code and
(5) our ability to achieve profitability following such confirmation. Because we can give no assurance that we can achieve any of the foregoing, there is substantial uncertainty about our ability to continue as a going concern.

     Our financial statements do not include any adjustments that may result from the resolution of these uncertainties. In particular, our financial statements do not reflect adjustments to the carrying value of assets or the amount and classification of liabilities that ultimately may be necessary as a result of a plan of reorganization. Adjustments necessitated by a plan of reorganization could materially change the amounts reported in the consolidated financial statements included elsewhere herein.

MANAGEMENT CHANGES

     In connection with our restructuring efforts we have made certain changes to our senior management team. Lawrence Ramaekers, a veteran of numerous restructurings and formerly president of National Car Rental, joined us as President and Chief Operating Officer in late 2001. In April 2002, Mr. Ramaekers also became our Chief Executive Officer. Michael Egan, previously our Chief Executive Officer, continues as our non-executive Chairman of the Board. Also in the second quarter of 2002, Travis Tanner assumed the role of Senior Vice President, Sales and Marketing. We are confident that our senior management team has the experience and industry knowledge to lead us during our reorganization.

CONSOLIDATED RESULTS OF OPERATIONS

     A summary of our operating results is as follows for the periods indicated (in millions except for the statistical amounts as noted):

                                                     THREE MONTHS ENDED MARCH 31,
                                                 -------------------------------------
                                                  2002        %        2001        %
                                                 -------    -----    --------    -----
Revenue........................................  $ 599.6    100.0%   $  769.1    100.0%
Direct operating costs.........................    293.4     48.9       336.3     43.7
Vehicle depreciation, net......................    195.5     32.6       241.6     31.4
Selling, general and administration............    140.1     23.4       159.8     20.8
Transition and reorganization expenses.........     51.6      8.6          --       --
Amortization of intangible assets..............       --       --         2.5      0.3
Interest income................................     (1.4)    (0.2)       (1.3)    (0.2)
Interest expense...............................     47.6      7.9        89.5     11.7
Other expense, net.............................     12.2      2.0         6.4      0.8
                                                 -------    -----    --------    -----
Loss before income taxes.......................  $(139.4)   (23.2)%  $  (65.7)    (8.5)%
                                                 =======    =====    ========    =====
KEY STATISTICS
  Revenue per day..............................  $ 37.23             $  35.72
  Charge days (in millions)....................     15.8                 21.2
  Average fleet................................  229,153              304,460
  Fleet utilization............................    76.8%                77.5%

  Revenue

     Revenue was $599.6 million for the three months ended March 31, 2002, and $769.1 million for the three months ended March 31, 2001. The decrease in revenue of $169.5 million or 22.0% is primarily due to lower charge day volume of 25.1% or $193.0 million, offset by higher revenue per day of 2.4% or $18.7 million. The favorable effects of foreign exchange movements were 0.7% or $5.1 million, and licensee and other revenue decreased by $0.3 million.

     The decline in charge day volume for the three months ended March 31, 2002 as compared to the same period in the prior year approximated 5.4 million days. The majority of the decline was realized in North America with the Alamo brand declining 3.0 million days and the National brand declining 1.6 million days. The decline is the result of a weak U.S. economy, the ongoing impact of the terrorist events of September 11, 2001, and pricing and fleet allocation decisions made to benefit more profitable lines of business. The remaining decrease in charge days was realized in our International and Alamo Local Market operations.

     The increase in revenue per day for the three months ended March 31, 2002 as compared to the same period in the prior year reflects a favorable domestic airport pricing environment, as well as the result of a shift in mix towards the higher priced National brand.

     Following the events of September 11, 2001 there has been a significant and sustained decline in air travel and related car rentals at airports worldwide, particularly in the U.S. We cannot accurately predict the extent or duration of the decline in air travel. Approximately ninety percent of the Company's revenue is derived from airport locations and therefore a continued decline in air travel may have a material adverse effect on our financial position and results of operations.

  Direct Operating Costs

     Direct operating costs include costs specifically related to the operation and maintenance of the fleet, field personnel, facility costs and variable transaction costs including, but not limited to, insurance, agency fees, and fuel. Direct operating costs were $293.4 million for the three months ended March 31, 2002 and $336.3 million for the three months ended March 31, 2001. As a percent of revenue, direct operating costs were 48.9% for the three months ended March 31, 2002 and 43.7% for the three months ended March 31, 2001.

     Direct operating costs decreased $42.9 million due to lower fleet operating cost and lower volume-related variable costs, offset partially by higher fixed expenses. The year to year decline is due to: (i) lower charge day volume and
(ii) lower fleet turnbacks. The decline in charge day volume reduced our variable personnel and variable transaction costs in the current quarter versus the prior year. Additionally, for much of the first quarter, we were unable to purchase new fleet under our existing vehicle debt agreements. In order to maintain a reasonably sized rental fleet, we extended the service life of our vehicles beyond their normal operating cycle. As such, our vehicle turnback costs were lower in the current quarter as compared to the prior year.

  Vehicle Depreciation

     Vehicle depreciation includes vehicle depreciation, gains and losses on vehicle sales in the ordinary course of business and lease expense relating to the leased portion of our fleet. Vehicle depreciation was $195.5 million for the three months ended March 31, 2002 and $241.6 million for the three months ended March 31, 2001. As a percent of revenue, vehicle depreciation was 32.6% for the three months ended March 31, 2002 and 31.4% for the three months ended March 31, 2001.

     The decrease in vehicle depreciation of $46.1 million or 19.1% for the three months ended March 31, 2002 as compared to the three months ended March 31, 2001 is primarily due to lower average fleet size on a year over year basis partially offset by increased depreciation rates. The benefits of a decreasing fleet size lowered our costs by approximately $59.7 million. Due to the drop in demand we have adjusted our fleet size downward by 24.7% from the previous year reducing overall fleet operating cost and vehicle depreciation. Offsetting these decreases was an increase in depreciation rates of approximately $12.3 million, primarily due to higher vehicle acquisition costs, a change in depreciation rates as market driven residual values changed on certain vehicles and changes in the mix of our fleet. The adverse effect of foreign exchange rate movements raised our vehicle depreciation costs by approximately $1.3 million.

     Domestically, we believe the decline in residual market values of used vehicles will continue throughout the year. As such, we increased our domestic fleet depreciation rates prospectively on cars intended to be sold in the market place or third party auctions.

  Selling, General and Administrative

     Selling, general and administrative expenses were $140.1 million for the three months ended March 31, 2002 and $159.8 million for the three months ended March 31, 2001. Selling, general and administrative expenses as a percentage of revenue were 23.4% for the three months ended March 31, 2002 and 20.8% for the three months ended March 31, 2001. The decrease in selling, general and administrative expenses of $19.7 million is the result of decreased advertising and selling expenses approximating $13.7 million due to curbs on spending, the result of our chapter 11 filing. Additionally, we incurred lower variable selling costs of approximately $11.7 million due to lower overall charge day volumes. Offsetting these decreases were approximately $4.5 million of increases in provisions for bad debts, overhead, and consulting fees, and the adverse effects of foreign exchange of $1.2 million.

  Transition and Reorganization Efforts

     In an effort to return us to profitability, we are implementing a series of transition plans designed to improve the quality of customer service while lowering costs to deliver such service.

     Transition and reorganization expenses for the three months ended March 31, 2002 are as follows (in millions):

                                                            CASH     NON-CASH    TOTAL
                                                            -----    --------    -----
Airport location consolidation............................  $ 0.2     $ 6.6      $ 6.8
Combining information technology systems..................    3.5      29.9       33.4
Closure of Alamo local market locations...................    0.7       4.2        4.9
Professional fees and other...............................    6.5        --        6.5
                                                            -----     -----      -----
                                                            $10.9     $40.7      $51.6
                                                            =====     =====      =====

  Airport Location Consolidation

     At seventy airports including most of the major airports in the United States, Alamo and National operate 140 separate stand-alone rental facilities. During 2002, we plan to consolidate separately branded locations into seventy dual branded locations. We believe that by consolidating operations into one dual branded facility we will be able to lower operating costs and improve vehicle utilization, lower personnel expense, and incur less rent expense. We plan to complete the facility consolidation program by the end of 2002. We are amortizing the net book value of the assets relative to the closure of these facilities on a straight-line basis over their expected remaining useful life. The excess depreciation charge approximates $3.1 million per month. Due to material uncertainties, negotiations with third parties, and the legal challenges of certain competitors, it is not possible to predict the length of time it will take to complete each location consolidation or whether all of the anticipated consolidations will occur as planned. As such, we may need to change our estimate of asset useful lives and revise depreciation policies on a prospective basis.

     We have incurred $6.8 million in expenses relative to our airport location consolidation project for the three months ended March 31, 2002, of which approximately $0.2 million was cash and $6.6 million was non-cash. The non-cash component was primarily comprised of an impairment charge of approximately $3.0 million and excess depreciation of approximately $3.1 million. For the quarter ended March 31, 2002 we have consolidated 4 locations and an additional 21 locations were consolidated through July 15, 2002.

  Combining Information Technology Systems

     We currently operate two separate and distinct information technology systems, one for each of our Alamo and National brands. During 2002, we plan to migrate to one information system and abandon the other. We believe that by combining information technology onto the existing Alamo legacy operating system cost savings can be achieved. Additional benefits of migrating to the Alamo legacy system are expected to include a reduction of support staff, elimination of duplicative system infrastructures, improved operational efficiency, lower cost of training, and standardization across the organization. The migration to one information technology system is not without significant risks, such as the temporary loss of business functionality, questions regarding the scalability of existing infrastructure, and the need for coordination with other third party vendors to accept system changes. We are amortizing the remaining net book value of assets related to the abandoned system on a straight-line basis over their expected remaining useful lives. The excess depreciation charges approximates $10.0 million per month.

     We have incurred $33.4 million in expenses relative to the combining of information technology systems for the three months ended March 31, 2002, of which approximately $3.5 million was cash and approximately $29.9 million was non-cash. The cash component primarily related to external consulting while the non-cash component related to excess depreciation.

  Changes in License Operations

     The Company intends to modify its current licensee structure by entering into new "dual branded" licensing agreements that will include but not be limited to (1) selling or transferring ownership of certain Alamo locations in existing National licensee markets to the current National licensee, (2) increasing our fees charged to our licensee base, and (3) licensing our Alamo locations to current National licensees in those markets where an Alamo brand currently does not exist.

  Closure of Alamo Local Market Locations

     In the first quarter of 2002, we closed approximately 182 unprofitable local market locations. Costs incurred relative to these closures approximated $5.6 million, of which $4.9 million has been classified as a transition and reorganization expense. The charges primarily related to disposition of fleet, impaired assets and accruals for rent and severance.

  Professional Fees and Other

     In the first quarter of 2002, we have incurred professional fees directly related to our re-organization and bankruptcy proceedings of approximately $6.8 million for services rendered on behalf of our creditors and us. Separately, we have reclassified approximately $0.3 million of excess interest income to transition and reorganization expense.

  Amortization of Intangible Assets

     In June 2001, FASB released Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets ("SFAS 142") which supercedes APB Opinion No. 17, Intangible Assets. SFAS 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with defined lives and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS 142 applies to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. SFAS 142 was effective for the Company beginning January 1, 2002 and as a result we ceased amortizing intangible assets at that time.

     As of the first quarter of calendar year 2002, the Company has, as required, begun to perform an impairment analysis of intangible assets. SFAS 142 requires the Company upon adoption and at least annually to reassess the recoverability of goodwill and intangible assets with indefinite lives. Furthermore, the Company, as required, completed the first step of the goodwill transition impairment test as of June 30, 2002, which requires determining the fair value of the reporting unit, as defined by SFAS 142 and comparing it to the carrying value of the net assets allocated to the reporting unit. The Company has $127.1 million of goodwill relating to its U.K. subsidiary. Since the fair value of the U.K. subsidiary is less than the carrying value of the net assets, the Company must perform step two of the SFAS 142 impairment test, which requires the Company to allocate the implied fair value of the reporting unit to all underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets based on their fair value. Any impairment noted must be recorded at the date of adoption restating first quarter 2002 results, if necessary. Impairment charges, if any, that result from the application of the above test would be recorded as the cumulative effect of a change in accounting principle in the first quarter of the year ending December 31, 2002.

     The Company will not be able to determine the ultimate impact of SFAS 142 on its Consolidated Financial Statements until such time as the Company applies all of the provisions of SFAS 142. The Company expects to record an impairment of a portion of goodwill relating to its U.K. subsidiary. However at this time it cannot estimate the amount of impairment. There can be no assurance that the application of SFAS 142 will not result in a material impairment charge. The Company expects to be completed with step two of SFAS 142 no later than the fourth quarter of 2002.

  Interest Expense

     Interest expense for the periods indicated comprised (in millions):

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2002        2001
                                                              ------      ------
Vehicle interest expense....................................  $34.8       $72.4
Non-vehicle interest expense................................   12.8        17.1
                                                              -----       -----
                                                              $47.6       $89.5
                                                              =====       =====

     The decrease in vehicle interest expense is due to lower average vehicle debt outstanding for the comparative period coupled with lower weighted average interest rates. The decrease in non-vehicle interest expense is due primarily to lower amortization of debt issue costs related to our interim financing and our revolving credit facilities. Amortization of debt issue costs relative to these facilities approximated $1.5 million for the three months ended March 31, 2002 and approximately $5.7 million for the three months ended March 31, 2001.

  Other (Income) Expense, Net

     The components of other (income) expense, net are as follows:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2002        2001
                                                              ------       -----
Fair value adjustment on interest rate hedges and
  recognition of deferred losses............................  $10.9        $3.3
Loss on sale and leaseback transactions.....................     --         3.7
Other expense (income)......................................    1.3        (0.6)
                                                              -----        ----
                                                              $12.2        $6.4
                                                              =====        ====

     We adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended. The effect of applying these standards for the three months ended March 31, 2001 was a mark-to-market loss of $3.3 million. The amounts recognized related to the changes in fair market value of the time value component of our stand-alone caps. Due to reductions in our fleet debt and the termination of certain interest rate hedges we recognized deferred losses of approximately $10.9 million for the three months ended March 31, 2002.

     During 2001, we entered into a series of sale and leaseback transactions, which yielded net proceeds of approximately $110.3 million. The leases, with terms of not less than 20 years, are treated as operating leases. Gains realized on the sale of the properties have been deferred and are being recognized over the life of the respective leases. Losses recognized currently in earnings approximated $3.7 million in the first quarter of 2001 and $0.5 million in the second quarter of 2001. Deferred transaction gains that will amortize over the life of the leases approximated $34.1 million of which $32.4 million remained as of March 31, 2002.

     Other expense (income), net was $1.3 million for the three months ended March 31, 2002 and $(0.6) million for the three months ended March 31, 2001. The increase is primarily due to a loss recognized on the sale of land and building.

  Benefit for Income Taxes

     The benefit for income taxes was $25.6 million for the three months ended March 31, 2001. As a result of significant adverse changes in the present business environment, current operating cash flow losses and projected operating cash flow losses for the foreseeable future, management believes that it was more likely than not that the tax assets were no longer realizable and as such in the third quarter of 2001 we ceased accruing benefit for current period loses.

SEASONALITY

     Our business, and particularly the leisure travel market, is highly seasonal. Our third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, we traditionally increase our rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period and the third quarter could result in a significant decrease in customer volume. The events of September 11, 2001, which occurred in our third quarter, had a significant impact on our business. The first and fourth quarters for our operations are generally the weakest because there is limited leisure travel and a greater potential for weather conditions, either adverse or unseasonable, to impact our business. Many of our operating expenses such as rent, general insurance and administrative personnel remain fixed throughout the year and cannot be reduced during periods of decreased rental demand. Given the seasonality of our operations, our revenue and variable operating and selling expenses are generally higher in aggregate dollars during the second and third quarters as compared to the first and fourth quarters. In addition, in part due to seasonality, our cost of operations as a percentage of revenue is generally higher during the first and fourth quarters as compared to the second and third quarters. Prior performance may not be an indication of future seasonal results because charge day volumes have not fully recovered pre-September 11, 2001 levels.

  First Quarter 2002 versus Fourth Quarter 2001

     A summary of our quarterly operating results is as follows for the periods indicated (in millions except for statistical amounts as noted):

                                                               THREE MONTHS ENDED
                                                    ----------------------------------------
                                                    MARCH 31,           DECEMBER 31,
                                                      2002        %         2001         %
                                                    ---------   -----   ------------   -----
Revenue...........................................   $ 599.6    100.0%    $ 634.9      100.0%
Direct operating costs............................     293.4     48.9       333.1       52.5
Vehicle depreciation, net.........................     195.5     32.6       224.2       35.3
Selling, general and administrative...............     140.1     23.4       166.2       26.2
Transition and reorganization expenses............      51.6      8.6         2.1        0.3
Amortization of intangible assets.................        --       --         0.9        0.1
Interest income...................................      (1.4)    (0.2)       (1.5)      (0.2)
Interest expense..................................      47.6      7.9        69.2       10.9
Other expense, net................................      12.2      2.0         9.3        1.5
                                                     -------    -----     -------      -----
Loss before income taxes..........................   $(139.4)   (23.2)%   $(168.6)     (26.6)%
                                                     =======    =====     =======      =====
KEY STATISTICS
  Revenue per day.................................   $ 37.23              $ 34.16
  Charge days (in millions).......................      15.8                 18.3
  Average fleet...................................   229,153              259,350
  Fleet utilization...............................     76.8%                76.7%

     Our first quarter is historically weaker than our fourth quarter of the prior year. As such, revenue decreased $35.3 million or 5.6% in the first quarter of 2002 as compared to the fourth quarter of 2001. The decrease in revenue is primarily driven by a decrease in rental volume of 13.3% offset by an increase in pricing of 7.8% due to management pricing decisions,. Our first and fourth quarters were adversely impacted by the events of September 11. We believe these events will continue to adversely impact our volume for the foreseeable future.

     Direct operating costs decreased $39.7 million due to decreases in variable transaction costs, field personnel costs, and facility costs primarily the result of decreased rental volume coupled with decreased fleet damages and turn-back costs, related to the efforts of decreasing fleet size and a decline in the number of turnback units.

     Vehicle depreciation decreased $28.7 million primarily due to a lower average fleet partially offset by higher depreciation rates.

     Selling, general and administrative costs decreased $26.1 million primarily due to lower bad debt provisions, lower professional and consulting fees as well as reserve adjustments recorded in connection with our chapter 11 bankruptcy filing.

     Interest expense components are as follows for the three month periods indicated (in millions):

                                                              MARCH 31,   DECEMBER 31,
                                                                2002          2001
                                                              ---------   ------------
Vehicle interest expense....................................    $34.8        $54.5
Non-vehicle interest expense................................     12.8         14.7
                                                                -----        -----
                                                                $47.6        $69.2
                                                                =====        =====

     The decrease in vehicle interest expense is due to lower average vehicle debt outstanding and lower interest rates in the current period.

CASH FLOWS

     The following discussion relates to the major components of changes in cash flows for the three month periods ended March 31, 2002 and 2001.

  Cash Flows from Operating Activities

     Cash provided by operating activities was $626.4 million for the three months ended March 31, 2002, and cash provided by operating activities was $94.7 million for the three months ended March 31, 2001. The increase in cash provided by operating activities in 2002 as compared to 2001 is primarily due to restrictions on new vehicle purchases imposed by our lenders as well as certain primary suppliers restricting vehicle sales to us. The decrease in proceeds from receivables is due to a large number of manufacturer receivables for vehicle dispositions in the latter half of the fourth quarter of 2000 being collected in the first quarter of 2001.

  Cash Flows from Investing Activities

     Cash flows provided by investing activities was $0.6 million for the three months ended March 31, 2002, and cash flows provided by investing activities were $67.6 million for the three months ended March 31, 2001. Cash provided by investing activity in the first quarter of 2001 was primarily derived from our sale and leaseback transactions which was not recurring in the first quarter of 2002.

  Cash Flows from Financing Activities

     Cash flows used in financing activities for the three months ended March 31, 2002 was $731.7 million, and cash flows used in financing activities were $74.6 million for the three months ended March 31, 2001. The increase in cash flows used in financing activities is primarily due to our lenders restricting borrowings on our vehicle financing facilities coupled with our repayment of certain of these facilities. Proceeds from decreases in restricted cash were used to fund payments of outstanding vehicle debt and in some limited instances purchase new vehicles. You should read the "Financial Condition" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

FINANCIAL CONDITION

     Our capital structure consists of vehicle debt, non-vehicle debt (also referred to on our balance sheet as "other debt"), and equity contributed to us by our former Parent. Vehicle debt represents the debt programs used to finance our fleet and consists of: (1) asset-backed medium-term, variable funding notes and auction-rate note programs; and (2) various other committed and uncommitted fleet facilities used to fund our European operations. Our non-vehicle financing consists of: (1) a three-year secured revolving credit facility with one year remaining; (2) a supplemental term note with one year remaining; (3) a six year term loan; (4) notes payable to a vehicle manufacturer used for working capital;
(5) a seller-financed acquisition note payable; and (6) various international working capital arrangements related to our European and Canadian operations.

  Vehicle Debt

     We finance our domestic vehicle purchases through wholly-owned, fully consolidated, special purpose financing subsidiaries. These financing subsidiaries obtain funds by issuing medium term notes or commercial paper into the capital markets. The financing subsidiaries in turn lease vehicles to the domestic operating subsidiaries. Our international operations in Europe and Canada provide their own financing for vehicle purchases through various asset-backed financings, leases and secured loans on a country-by-country basis.

     The Debtors' filing for bankruptcy represented an Event of Default under each of the domestic financing facilities and certain of our international facilities for which the parent company is guarantor. However, in the United States the special purpose financing subsidiaries are not Debtors and have continued making scheduled interest payments to the third-party note holders.

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     As of November 14, 2001 our commercial paper program was repaid with the proceeds from our bank sponsored liquidity back-up facilities. On May 1, 2002, all amounts outstanding on the Company's bank sponsored liquidity back-up facilities were repaid.

     As a result of the Event of Default $175.0 million of medium-term notes were repaid and retired on November 20, 2001. Additionally, the Event of Default triggered provisions in the medium-term note agreements requiring an accelerated repayment of the amounts outstanding. In the fourth quarter of 2001, MBIA, our primary debt surety provider, agreed to delay the accelerated repayment provisions. In February 2002, the Bankruptcy Court approved, on a final basis, a fleet financing agreement with MBIA where MBIA allowed for the release of certain restricted funds supporting the MBIA insured outstanding series of medium-term notes for the purchase of new vehicles. The agreement made available up to $1.0 billion of previously frozen funds for the acquisition of new fleet. The $1.0 billion was utilized to purchase new vehicles and on May 13, 2002 the agreement expired.

     On May 10, 2002, the Bankruptcy Court approved, on a final basis, an agreement with MBIA to allow us to continue to use $2.3 billion of our fleet financing facilities on a revolving basis. As such, we will be allowed to use proceeds received from the disposition of vehicles financed by these facilities to purchase new vehicles. The agreement is set to expire in September 2002. However, should certain operating or financing criteria be met the agreement will be extended to November 2002. Additionally in May 2002 we issued a $275.0 million variable funding asset-backed note, which at our option can be increased to $350.0 million. In June 2002, we amended this facility to allow for borrowings of up to $575.0 million. The note bears interest at a variable rate based upon a spread over LIBOR and is set to expire in September 2002.

     We are currently in discussions with lenders to provide funding for seasonal capacity, maintain existing capacity and replace maturing capacity. However, as a result of the chapter 11 filing and the Event of Default we cannot provide any assurance that we will be able to maintain existing capacity or obtain the needed funding, or at what interest rate and collateral requirements. Additionally, the Event of Default and chapter 11 filing has adversely effected the financing facilities of our international operations. In our international operations no facility has been cancelled because of our chapter 11 filing. However, each lender is reviewing their loans with us. There is no assurance that existing loans will not be cancelled or adversely modified.

  Non-vehicle Debt

     In June 2000, we entered into a three-year secured revolving credit facility with a borrowing base capacity of up to $175.0 million at a floating rate, currently based upon a spread of 2.75% above LIBOR. In the third quarter of 2001, we reduced our capacity under this facility to $70.0 million of which $63.9 million supported letters of credit. As of June 30, 2002, $44.0 million of letters of credit were secured by the facility and approximately $20.2 million of letters of credit and fees were drawn on the facility. As a result of the chapter 11 filing we are precluded from drawing on the facility.

     In June 2000 we also entered into a supplemental secured revolving credit facility with availability of the lesser of (1) $40.0 million and (2) an amount equal to $175.0 million less the borrowing base of the resized $175.0 million secured revolving credit facility. On its one year maturity date, our $40.0 million supplemental secured revolving credit facility was converted into a term loan maturing on May 31, 2003. Interest on the supplemental secured term loan is payable at a floating rate, initially based upon a spread of 4.5% above LIBOR and increasing by 50 basis points on the first day of each January, April, July and October.

     On June 30, 2000 we entered into an agreement with a lender for interim financing of $225.0 million in connection with our separation from our former Parent. The initial term of the interim financing was 12 months. We have extended $200.0 million of the interim financing into a six-year term loan due in June 2007. In accordance with the terms of the agreement, upon conversion to the term loan we issued immediately exercisable warrants representing approximately 3.7 million shares and paid a fee of $6.0 million to the lender. The term loan bears interest at an increasing rate starting at 14.5% as of October 1, 2001 and increases by 50 basis points each 90 day period up to a maximum rate of 18.0%. The term loan may, at the option of the lender, be exchanged into a fixed-rate note with a similar maturity. The warrants have a term of 10 years and an exercise price of $0.01 per share. The fair value of the warrants on June 30, 2001, the date of issue, was

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

$11.0 million. The warrants are treated as a note discount, and are being amortized as a component of interest expense, over the term of the refinancing. Upon request of the holder of the notes and warrants we are required to file registration statements with the Securities and Exchange Commission which will register the fixed-rate notes referred to above and the shares of common stock issuable upon the exercise of the warrants. To the extent we do not file these registration statements or they are not declared effective within certain time constraints we will be required to pay penalties. In connection with the consummation of our sale and leaseback transactions, we were obligated to use the proceeds to pay-down the interim financing. However, as part of an amendment to the interim rate facility, the lender agreed that such proceeds could be used for general corporate purposes until September 30, 2001, at which time we would be required to pay-down the interim financing by approximately $70.0 million.

     As of September 30, 2001, we further amended our financing facilities, thus deferring the $70.0 million principal payment until November 30, 2001, and suspended certain financial covenants through November 15, 2001. Concurrent with the amendments we issued additional immediately exercisable warrants representing approximately 1.4 million shares of common stock. These warrants also have a term of ten years from their issue date and an exercise price of $0.01 per share. The fair value of the additional warrants on September 30, 2001, the date of issue, was $0.7 million. The fair value of the warrants were recorded as a note discount and are being amortized as a component of interest expense over the term of the note using the effective interest method.

     The governing documents for our credit facilities and interim financing, entered into during 2000 and subsequently amended, require us to maintain certain financial ratios including, but not limited to financial performance measures and limits on additional indebtedness. In addition these documents restrict our ability to: sell assets; grant or incur liens on our assets; repay certain indebtedness; pay dividends; make certain investments or acquisitions; issue certain guarantees; enter certain sale and leaseback transactions; repurchase or redeem capital stock; engage in mergers or consolidations; and engage in certain transactions with our affiliates.

     The Debtors' filing for chapter 11 represented an Event of Default under each of these financing facilities. Under bankruptcy law, the Debtors' are not permitted to make scheduled principal and interest payments unless specifically ordered by the Bankruptcy Court.

  Surety Bonding

     In the normal course of business, we are required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of our performance. To date, we have satisfied financial responsibility requirements for regulatory agencies and insurance companies by making cash deposits, obtaining surety bonds or by obtaining bank letters of credit. At June 30, 2002, we had outstanding surety bonds of approximately $134.9 million, the majority of which expire during 2002. Because of our financial performance and a difficult surety market, we have provided our principal surety provider a security interest in certain of our assets. Continued losses will adversely affect our financial condition and our ability to maintain or renew these surety bonds. In addition, we can not assure you that our primary surety provider will continue to consent to maintaining these surety bonds or provide new bonds or renew existing bonds as needed, which could have a material adverse effect on our business, consolidated results of operations and/or our financial condition. In the first quarter of 2002, we entered into an agreement, approved by the bankruptcy court, with our surety provider to post additional cash collateral in exchange for the commitment of the surety provider to issue designated surety bonds for the remainder of 2002. As of June 30, 2002 we have deposited $6.0 million with our surety provider. In the event our surety provider is required to make payments under its bonds, we may be required under the provisions of our agreements to deposit up to an additional $16.0 million.

  Financing Requirement

     As previously discussed we are operating certain of our domestic operating subsidiaries under Bankruptcy Court protection. The protection enabled us to accumulate cash by not paying our obligations timely and

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

deferring, pursuant to the Bankruptcy Code, two of our depreciation payments on our fleet. For the first nine months of 2002, we expect that our current liquidity needs can be financed through operating cash flow.

     As of March 31, 2002 cash and cash equivalents approximated $215.5 million of which $197.2 million is held by the Debtors. On April 10, 2002, the Bankruptcy Court approved our use of this cash collateral, subject to achieving certain cash flow projections as debtors-in-possession through September 22, 2002. During this period, we plan to use this cash collateral to finance our ongoing operations. In the third quarter of 2002, we expect to file, with the Bankruptcy Court, a motion to allow our use of cash collateral beyond September 22, 2002. In addition, we may also need to explore obtaining debtor-in-possession financing.

     In addition, we have been engaged in investigating, and are continuing to pursue, strategic alternatives to maximize stakeholder value and strengthen our financial condition. These strategic alternatives may include the sale or closure of all our part of our business including but not limited to certain aspects of our Alamo Local Market business or our international operations. In the third quarter of 2002 we franchised our operations in the Netherlands and Belgium to a separate third party. Determination of the final amounts to be realized from the sale and wind down of our Netherlands and Belgium operations is subject to post-closing adjustments and other factors. We expect to record a loss on disposition, but the amount cannot be determined at this time.

     In connection with these initiatives, the Chief Executive Officer and certain other third parties engaged in our reorganization may earn contingent incentives or success fees to be paid based upon a sliding scale affected by the passage of time and the value realized upon reorganization or sale of the Company. We expect these success fees would not exceed $30.4 million.

  Continued Losses

     Continued losses will adversely affect our financial condition and may affect our ability to obtain incremental financing, satisfy our liquidity needs, comply with covenants contained within our loan agreements and fully utilize certain deferred tax and intangible assets. There is no assurance that we will be able to generate sufficient operating cash flows, secure additional financing facilities to meet our on-going financing needs, refinance existing indebtedness, comply with covenants in future periods or fully utilize certain deferred tax and intangible assets. Our continued losses and chapter 11 filing raise substantial doubt about our ability to continue as a going concern.

     Revenue was $656.5 million for the three months ended June 30, 2002 and $850.6 million for the three months ended June 30, 2001. Revenue was $1,256.1 million for the six months ended June 30, 2002 and $1,619.6 million for the three months ended June 30, 2001. Pre-tax loss, before the consideration of adopting new accounting standards, was $117.3 million for the three months ended June 30, 2002 and $30.5 million for the three months ended June 30, 2001. Pre-tax loss, before the consideration of adopting new accounting standards, was $256.7 million for the six months ended June 30, 2002 and $96.2 million for the six months ended June 30, 2001. Transition and reorganization expenses were $63.7 million for the three months ended June 30, 2002 and $115.3 million for the six months ended June 30, 2002. As of June 30, 2002 cash and cash equivalents approximated $153.7 million and shareholders' deficit approximated $18.7 million.

  Contingencies

     In 1997 and 1999 our former Parent engaged in certain transactions that are of a type that the Internal Revenue Service has indicated it intends to challenge. We have included below an excerpt from AutoNation's quarterly report on Form 10-Q for the interim period ended June 30, 2002 regarding these transactions:

"In 1997 and 1999, the Company (AutoNation) engaged in certain transactions that are of a type that the Internal Revenue Service has indicated it intends to challenge. Approximately $680 million of the Company's (AutoNation's) net deferred income tax liabilities totaling $860.3 million at June 30, 2002 relates to these transactions, including a significant portion that relates to a transaction that generally had the effect of accelerating projected tax deductions relating to employee health and welfare benefits to which the Company (AutoNation) would have been entitled upon providing such benefits in the future, and which deductions it is currently foregoing. These transactions are currently under review by the Internal Revenue Service, and the Company (AutoNation) is engaged in ongoing discussions with the Internal Revenue Service regarding the tax treatment of these transactions. The Company (AutoNation) believes that its tax returns appropriately

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

reflect such transactions, and that it has established adequate reserves with respect to any tax liabilities relating to these transactions. However, an unfavorable settlement or adverse resolution of these matters could have a material adverse effect on the Company's (AutoNation's) cash flows, results of operations and financial condition."

     For the periods during which we are included in AutoNation's federal tax return we are severally liable to the Internal Revenue Service, therefore a decision by the Internal Revenue Service to pursue ANC, could have a material adverse effect on the Company's financial condition, results of operations and cash flows. The Company is currently unable to predict when AutoNation may reach a settlement with the Internal Revenue Service, however any delays in or the inability of AutoNation to reach a settlement with the Internal Revenue Service will adversely affect the our ability to emerge from bankruptcy.

FORWARD-LOOKING STATEMENTS

     Certain statements and information included in this Form 10-Q constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain or express our intentions, beliefs, expectations, strategies or predictions for the future. In addition, from time to time we or our representatives may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in our filings with the Securities and Exchange Commission or press or oral statements made by or with the approval of one of our executive officers. Forward-looking statements in this Form 10-Q include, among others, statements regarding:

     - our ability to execute our restructuring plans and achieve the desired financial results and cost savings;

     - our expectations regarding our ability to finance our liquidity needs;

     - our ability to obtain credit facilities, surety bonds, letters of credit and other services and the costs and other financial terms of these facilities and services and our ability to refinance existing indebtedness;

     - the continued demand for our rental vehicles and our ability to adjust the size of our fleet to meet demand;

     - our ability to successfully emerge from chapter 11;

     - our ability to achieve operating leverage and economics of scale in our business;

     - our ability to consolidate our brands at our airport locations;

     - our ability to consolidate our information technology systems;

     - our ability to achieve cost savings through the consolidation of our business in certain areas; and

     - our ability to generate cash flow from operations.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among other things:

     - uncertainties related to our chapter 11 proceedings;

     - our ability to obtain adequate financing and our ability to refinance existing indebtedness;

     - our substantial debt;

     - risks that our operating losses may continue;

     - risks relating to our reliance on our primary surety provider;

     - the impact of competition in the automotive rental industry;

     - the seasonal nature of our business;

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

     - the effects of decreases in air travel;

     - the effects of terrorism on our business;

     - increases in fuel costs or reduced fuel supplies and their effects on air travel;

     - the continued availability of repurchase programs, the ability of manufacturers to fulfill their obligations under these programs and the increasing cost of our vehicle fleet;

     - a percentage of our rental fleet is subject to residual value risk upon disposition;

     - risks relating to our dependence on General Motors as our principal vehicle supplier;

     - risks relating to our reliance on asset-backed financing and the risk to our business of an increase in interest rates;

     - the adoption of federal, state or local regulations including those that restrict our ability to sell optional products;

     - risks relating to the Internal Revenue Service's review of certain transactions entered into by our former Parent for which we maybe severally liable;

     - potential legal challenges by our competitors and/or franchisees to parts of our restructuring plan; and

     - problems that may arise as a result of the consolidation of our brands at airport locations.

     We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this filing.

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